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                                  EXHIBIT 5.1



                               December 22, 1998


Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, California 93012

     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 2,610,497 shares of your Common Stock (the "Option Shares") under the 1991 Stock Option Plan (the "1991 Plan") and the Vermont Scientific Technologies, Inc. 1998 Stock Option Plan (the "VTEK Plan" or, with the 1991 Plan, the "Plans"). As legal counsel to Vitesse Semiconductor Corporation (the "Company"), we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Option Shares under the Plans. In addition, for the purposes of this opinion, we have assumed that the consideration received by the Company in connection with each issuance of the Option Shares will include an amount in the form of cash, services rendered or property that exceeds the greater of (i) the aggregate par value of such shares or (ii) the portion of such consideration determined by the Company's Board of Directors to be "capital" for purposes of the Delaware General Corporation Law.

     It is our opinion that the Option Shares, when issued and sold in the manner described in the 1991 Plan and the VTEK Plan and pursuant to the agreement that accompanies each grant under the 1991 Plan and the VTEK Plan will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to General Instruction E of Form S-8 under the Securities Act with respect to the Registration Statement.


                              Sincerely,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ Wilson Sonsini Goodrich & Rosati